Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-220997 on Form S-11 of our report dated March 30, 2018, relating to the consolidated financial statements of Starwood Real Estate Income Trust, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Starwood Real Estate Income Trust, Inc. for the period ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

April 12, 2018